Exhibit 99.1

Third Quarter 2018 Fixed Income Release

Denver, Colorado November 7, 2018: Liberty Latin America Ltd. ("Liberty Latin America") (NASDAQ: LILA and LILAK, OTC Link: LILAB) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ("Q3") and nine months ("YTD") ended September 30, 2018 as compared to the results for the same periods in the prior year. The financial and operating information contained herein is preliminary and subject to change.

We expect to issue the September 30, 2018 unaudited condensed consolidated financial statements for each of our applicable fixed income borrowing groups prior to the end of November 2018, at which time they will be posted to the Investor Relations section of our website (www.lla.com) under the "Fixed Income Filings" heading. Convenience translations provided herein are calculated as of September 30, 2018.

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Cable & Wireless Reports Preliminary Q3 2018 Results1

Fixed and B2B Performance Drive 1% Rebased Revenue Growth
Operating Income of $76 million; Net Loss of $3 million
Adjusted Segment EBITDA of $232 million, 3% YoY Rebased Growth
Cable & Wireless Communications Limited ("C&W") is a leading telecommunications operator in its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.3 million mobile, 0.6 million internet, 0.6 million fixed-line telephony and 0.4 million video subscribers. In addition, C&W delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 40 markets across the region.

Operating highlights2:

•	Organic fixed RGU additions of 17,000 in Q3 2018.

◦	Broadband RGU additions of 6,000.

▪	Driven by success in Jamaica, where we added 4,000 RGUs as we continued to penetrate our expanding high-speed network, and in Panama where our Mast3r packages supported 2,000 additions.

▪
WiFi "Connect Box" is delivering enhanced in-home connectivity and, as of September 30, is installed across nearly 30% of C&W's overall broadband subscriber base and ~50% of broadband subscribers in Panama.

◦	Video RGU additions of 6,000, a good third quarter performance and a reversal of Q3 2017 subscriber losses.

▪
Additions driven by network expansion / upgrades and product enhancements. Jamaica, once again, had a positive quarter, adding 5,000 video RGUs, while Panama gained 2,000 new subscribers through successful promotion of broadband and video double-play packages, marking their best quarterly video RGU growth since Q2 2017.

◦	Fixed-line telephony RGU additions of 4,000 were driven by our successful bundling strategy.

◦	Focus on customer service resulted in improved NPS with repair and installation times over 20% lower year-to-date compared to the comparable prior-year period.

•	Mobile subscribers declined by 47,000.

◦
Panama losses of 26,000 subscribers drove the overall decline as the market remains highly competitive. We recently launched our "Moments that Matter" campaign to support our new "Siempre" value proposition in Panama.

◦	In the Bahamas, competition continued to impact our operation driving subscribers 12,000 lower; however this was an improvement compared to the prior-year period loss of 19,000.

◦	LTE subscribers grew by more than 50% over the past twelve months. In our largest market of Panama, the ARPU from LTE subscribers was approximately 2.5x that of the rest of the base during Q3.

•	New build and upgrade initiatives delivered approximately 50,000 premises in Q3, bringing the YTD total to roughly 130,000 new or upgraded homes.

Financial highlights3,4:

•	On a rebased basis, Q3 revenue of $586 million was up 1% compared to the prior-year period.

◦
Residential fixed revenue grew by 3% year-over-year, led by broadband performance where organic subscribers were up by 52,000 over the last twelve months. Combined with growth in video revenue, these two product categories more than offset declines in fixed voice revenue.

◦
Residential mobile revenue declined by 8% compared to the prior-year period. The decrease was driven by lower subscription revenue in the Bahamas and Panama where continued competition drove a decrease in the average number of subscribers and ARPU per subscriber.

◦
B2B revenue increased 5.5% year-over-year. Robust performance (excluding sub-sea) was driven by Jamaica and our LatAm markets, in particular Colombia, Dominican Republic and Puerto Rico. Rebased sub-sea network revenue growth resulted from increased demand for bandwidth.

•	Net loss was $3 million in Q3, as compared to $193 million in the corresponding prior-year period.

◦
The decrease in our net loss resulted from changes in certain charges as reflected in the table below reconciling net earnings to Adjusted Segment EBITDA, in particular a decline in losses on debt extinguishment, and an increase in Adjusted Segment EBITDA, as described below.

•	On a rebased basis, Adjusted Segment EBITDA was up 3% to $232 million in Q3, compared to the corresponding prior-year period. Adjusted Segment EBITDA margin improved to 39.6%.

◦	The year-over-year improvement was primarily driven by a $9 million reduction in Adjusted Segment EBITDA in Q3 2017 attributable to the impacts of Hurricanes Irma and Maria.

◦	Our portion of Adjusted Segment EBITDA, after deducting the noncontrolling interests' share, ("Proportionate Adjusted Segment EBITDA") was $191 million in Q3 2018.

•	Property, equipment and intangible asset additions represented 16% of revenue in Q3, a reduction compared to the prior-year period.

◦	CPE represented the largest element of our spend in Q3 2018 and Q3 2017 as we invested in leading products for our customers.

◦
In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean. We currently estimate that approximately $50 million of property and equipment additions will be required to restore nearly all of the damaged networks in our impacted markets, of which $40 million has been incurred through September 30, 2018.

•
At September 30, 2018, our total net debt was $3.6 billion, our proportionate net debt[5] was $3.5 billion, our Fully-swapped Borrowing Cost was 6.2%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.3 years.

•
Based on Q3 results, our Proportionate Net Leverage Ratio[6] was 3.91x. At September 30, 2018, we had maximum undrawn commitments of $760 million, including $135 million under our regional facilities. At September 30, 2018, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2018 compliance reporting requirements.

•
During October 2018, $500 million of new Senior Notes due 2026 were issued, bearing interest of 7.5%. The net proceeds of the offering were primarily used to redeem (i) $275 million of the $750 million Senior Notes due 2022, which was completed on November 5, 2018, and (ii) £63 million ($83 million at the transaction date) or 43% of principal amount of the 2019 Senior Notes, pursuant to a tender offer, which was completed on October 31, 2018. We have earmarked the remaining proceeds of the new Senior Notes for the redemption of the 2019 Senior Notes at maturity, if not before.
Operating Statistics Summary2,3

	As of and for the three months ended September 30,
	2018	2017
Organic RGU Net Additions (Losses)
Basic video	(200)	—
Enhanced video	8,100	(1,600)
DTH	(1,700)	(2,200)
Total video	6,200	(3,800)
Internet	6,400	10,000
Telephony	4,000	14,000
Total organic RGU net additions	16,600	20,200

Mobile postpaid	(5,800)	(7,100)
Mobile prepaid	(41,000)	(35,800)
Total organic mobile net losses	(46,800)	(42,900)
Fixed-line Customer Relationships
Organic customer net additions (losses)	700	(18,300)
RGUs per customer relationship	1.80	1.68

ARPUs
Fixed ARPU per customer relationship	$45.47	$44.49

Mobile ARPU per mobile subscriber:
Excluding interconnect revenue	$15.00	$15.80
Including interconnect revenue	$16.28	$16.98

Financial Results, Adjusted Segment EBITDA Reconciliation and
Property, Equipment & Intangible Asset Additions

The following table7 reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2018 and 2017.

	Three months ended September 30,		Rebased change	Nine months ended September 30,		Rebased change
	2018 (8)	2017		2018 (8)	2017
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$43.0	$42.7		$128.9	$122.9
Broadband internet	57.1	50.9		167.2	156.0
Fixed-line telephony	25.0	28.8		77.8	86.2
Total subscription revenue	125.1	122.4		373.9	365.1
Non-subscription revenue	18.0	17.7		50.3	54.2
Total residential fixed revenue	143.1	140.1	3.2%	424.2	419.3	1.6%
Residential mobile revenue:
Subscription revenue	148.0	164.6		454.2	486.1
Non-subscription revenue	20.8	20.4		64.5	61.9
Total residential mobile revenue	168.8	185.0	(7.8%)	518.7	548.0	(5.3%)
Total residential revenue	311.9	325.1	(3.1%)	942.9	967.3	(2.3%)
B2B revenue:
Non-subscription revenue	208.1	200.0		625.5	612.2
Sub-sea network revenue	65.8	54.7		195.9	160.5
Total B2B revenue	273.9	254.7	5.5%	821.4	772.7	2.5%
Total	$585.8	$579.8	0.8%	$1,764.3	$1,740.0	(0.1%)

Adjusted Segment EBITDA	$231.8	$221.4	2.8%	$690.5	$643.5	3.9%

Adjusted Segment EBITDA as a percentage of revenue	39.6%	38.2%		39.1%	37.0%

The following table reflects a reconciliation of our preliminary unaudited net loss to Adjusted Segment EBITDA for the three and nine months ended September 30, 2018 and 2017.

	Three months ended September 30,		Nine months ended September 30,
	2018 (8)	2017	2018 (8)	2017
	in millions

Net loss	$(3.4)	$(192.8)	$(87.7)	$(214.7)
Interest expense	69.1	66.8	207.4	197.4
Realized and unrealized gains on derivative instruments, net	(22.0)	(11.7)	(36.0)	(54.9)
Foreign currency transaction losses, net	10.5	15.9	24.8	29.4
Losses on debt extinguishment	—	161.0	9.8	189.2
Unrealized loss due to change in fair value of an investment	16.4	—	16.4	—
Interest and other income, net	(1.3)	(1.8)	(4.7)	(11.5)
Income tax expense	6.2	9.6	38.0	23.7
Operating income	75.5	47.0	168.0	158.6
Depreciation and amortization	139.8	140.6	431.5	426.5
Impairment charges, net	1.1	11.7	4.0	13.7
Related-party fees and allocations	8.3	0.7	21.9	3.3
Restructuring and other operating items, net	3.5	19.3	56.8	35.2
Share-based compensation expense	3.6	2.1	8.3	6.2
Adjusted Segment EBITDA	231.8	221.4	690.5	643.5
Noncontrolling interests' share of Adjusted Segment EBITDA (a)	40.6	49.8	128.3	144.6
Proportionate Adjusted Segment EBITDA	$191.2	$171.6	$562.2	$498.9

(a)
Decreases in the the noncontrolling interests' share of Adjusted Segment EBITDA during the 2018 periods, as compared to corresponding periods in 2017, are primarily due to (i) an increase in our ownership interests in Cable & Wireless Jamaica Limited during the first half of 2018 from 82.0% to 92.3% and (ii) effective September 1, 2017, an increase in our ownership interest in Cable & Wireless (Barbados) Limited from 81.1% to 100%.

The table below highlights the categories9 of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer Premises Equipment	$24.9	$46.5	$96.9	$110.5
New Build & Upgrade	21.4	24.3	49.1	55.8
Capacity	17.9	13.7	48.0	33.1
Baseline	14.7	21.2	34.9	46.3
Product & Enablers	14.2	13.7	33.4	34.9
Property, equipment and intangible asset additions	93.1	119.4	262.3	280.6

Assets acquired under capital-related vendor financing arrangements	(3.6)	—	(8.3)	—
Assets acquired under finance leases	(1.0)	(1.3)	(2.0)	(3.4)
Changes in liabilities related to capital expenditures	(6.3)	16.5	25.7	11.7
Total capital expenditures	$82.2	$134.6	$277.7	$288.9

Property, equipment and intangible asset additions as % of revenue	15.9%	20.6%	14.9%	16.1%

Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2018		2018
	Borrowing currency	$ equivalent
Senior Secured Credit Facilities
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,875.0	$1,875.0	$1,875.0
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$625.0	—	—
Total Senior Secured Credit Facilities		1,875.0	1,875.0

Senior Notes
8.625% GBP Unsecured Notes due 2019	£146.7	191.3	193.7
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
6.875% USD Unsecured Notes due 2027	$700.0	700.0	700.0
Total Senior Notes		1,641.3	1,643.7

Other Regional Debt*		329.8	333.9
Vendor financing		53.3	55.2
Finance lease obligations		10.0	10.8
Total debt and finance lease obligations		3,909.4	3,918.6
Discounts and deferred financing costs, net		(27.7)	(29.1)
Total carrying amount of debt and finance lease obligations		3,881.7	3,889.5
Less: cash and cash equivalents		329.0	289.8
Net carrying amount of debt and finance lease obligations		$3,552.7	$3,599.7

Exchange rate (£ to $)		0.77	0.76

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

C&W Footnotes

1.
The financial figures contained in this release are prepared in accordance with IASB-IFRS. C&W's financial condition and results of operations are included in Liberty Latin America’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

2.
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Latin America’s policies. SOHO subscribers have not been included in C&W’s RGU counts pending further verification. See Additional General Notes in the glossary below.

3.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended September 30, 2018 and 2017.

4.
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three and nine months ended September 30, 2017 to (i) include the pre-acquisition revenue and Adjusted Segment EBITDA of the Carve-out Entities, as defined below, in the rebased amounts for the nine months ended September 30, 2017 to the same extent that the revenue and Adjusted Segment EBITDA of the Carve-out Entities are included in our results for the nine months ended September 30, 2018, (ii) reflect the estimated impacts of adopting IFRS 15, Revenue from Contracts with Customers, for the three and nine months ended September 30, 2017 and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2018. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of the Carve-out Entities had occurred on January 1, 2017 for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates for C&W. Due to rounding, certain rebased growth rate percentages may not recalculate:

	Three months ended		Nine months ended
	September 30, 2017		September 30, 2017
	Revenue	Adjusted Segment EBITDA	Revenue	Adjusted Segment EBITDA
	in millions

Carve-out Entities	$—	$—	$8.6	$1.6
Adoption of new accounting standard	6.3	6.2	19.9	20.2
Foreign currency	(4.8)	(2.2)	(1.9)	(1.0)
Total	$1.5	$4.0	$26.6	$20.8
In connection with the acquisition of C&W in May of 2016, and an acquisition made by C&W in 2015, certain entities (the "Carve-out Entities") that hold licenses granted by the U.S. Federal Communications Commission (the "FCC") were transferred to entities not controlled by Liberty Latin America or C&W. The arrangements with respect to the Carve-out Entities, which were executed in connection with our acquisition of C&W and the acquisition made by C&W in 2015, contemplated that upon receipt of regulatory approval, C&W would acquire the Carve-out Entities. On March 8, 2017, the FCC granted its approval for C&W’s acquisition of the Carve-out Entities. Accordingly, on April 1, 2017, subsidiaries of C&W acquired the Carve-out Entities for an aggregate purchase price of $86 million, which represents the amount due under notes receivable that were exchanged for the equity of the Carve-out Entities.

5.	At September 30, 2018, the noncontrolling interests' share of C&W’s net debt was $109 million.

6.
Proportionate Net Leverage Ratio is calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last twelve months, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.

7.
Residential fixed and mobile subscription revenue includes amounts received from subscribers for ongoing services. Residential fixed non-subscription revenue includes, among other items, interconnect and advertising revenue. Residential mobile non-subscription revenue includes, among other items, interconnect revenue and revenue from sales of mobile handsets and other devices. B2B revenue primarily includes business broadband internet, video, fixed-line telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other telecommunication operators. B2B sub-sea network revenue includes long-term capacity contracts with customers where the customer either pays a fixed fee over time or prepays for the capacity upfront and pays a portion related to operating and maintenance of the network over time.

8.
We adopted IFRS 15, Revenue from Contracts with Customers, effective January 1, 2018 using the cumulative effect transition method. Accordingly, the 2017 periods have not been restated to account for the adoption of IFRS 15.

9.
Effective June 30, 2018, the categories of our property, equipment and intangible asset additions have been aligned with Liberty Latin America internal categories. We also applied this change retroactively to the prior-year periods.

The new categories include:

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

•
Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

•
Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

•
Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

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VTR Reports Preliminary Q3 2018 Results

Broadband and Video Additions Drive RGU Performance
Revenue Momentum Sustained with 5% YoY Growth
Redeemed 10% of $1.4 billion Senior Secured Notes in October

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, providing entertainment, information and communication services to 1.3 million broadband internet, 1.1 million video, 0.6 million fixed-line telephony and 0.2 million mobile subscribers.

Operating highlights:

•	Customer numbers continued to increase in Q3 with 13,000 net additions.

◦	LTM growth of 67,000 customers, a 5% increase of our base, once again supported by the penetration of new build.

•	RGUs grew by 3,000 in Q3, driven by broadband and video growth, mostly offset by increased fixed telephony attrition.

◦	Broadband RGU additions of 18,000.

▪
With 1.3 million broadband subscribers, VTR is the largest provider of broadband services in Chile and delivers speeds of up to 400 Mbps across a footprint of three million two-way homes with the most popular speed package for subscribers at 200 Mbps.

▪	Continuing to differentiate product offering with our enhanced in-home Wi-Fi "Connect Box" solution, now deployed across over 60% of subscribers.

◦	Video RGU additions of 4,000.

▪	VTR launched "VTR Play" in July and has had over 1 million views so far, enabling users to access the multiscreen, on-the-go application for free.

▪	Video-on-Demand and Replay TV penetration at 40% of subscribers.

◦	Fixed-line telephony RGUs declined by 18,000.

▪	We expect this area to remain challenging.

•	Mobile subscriber momentum continued as we grew by 10,000 in Q3, taking our total base to 246,000, an increase of 19% YoY.

◦	The vast majority of sales were, once again, to existing fixed customers. Over 65% of additions were on a SIM-only basis and over 97% of our subscribers are on postpaid plans.

•	Exploiting the B2B opportunity across the footprint by leveraging our superior network, products and quality of service, currently with a strong focus on the SOHO segment.

◦	Added 6,000 SOHO RGUs in the quarter; total SOHO subscriber base ~50% higher YoY.

•	New build and upgrade initiatives delivered approximately 50,000 premises in Q3, bringing the YTD total to roughly 135,000 new or upgraded homes.

Financial highlights*:

•	Revenue for Q3 increased 5% on a rebased basis to CLP 163 billion, as compared to the prior-year period.

◦
The increase was driven by improvement in (i) residential fixed subscription revenue, from increases in ARPU per RGU and the average number of subscribers, (ii) B2B subscription revenue, driven by growth in SOHO RGUs, and (iii) mobile subscription revenue, mainly driven by subscriber growth.

•	ARPU per customer relationship was flat year-over-year in Q3 at CLP 33,670.

•	Operating income increased 8% to CLP 43 billion in Q3, as compared to the prior-year period.

◦	The increase in Q3 was primarily driven by an increase in Segment OCF, as described below.

•	Q3 Segment OCF grew by 6% on a rebased basis to CLP 66 billion, as compared to the prior-year period.

◦	The performance was mainly driven by the aforementioned revenue growth, partially offset by a net increase in costs, including higher content expenses.

•	Property and equipment additions of CLP 32 billion in Q3 2018.

◦	P&E additions were 20% of revenue, compared to 22% in the corresponding prior-year period.

◦
P&E additions decreased CLP 2 billion in Q3, as compared to the same period last year. This decrease was primarily related to lower spend on new build and upgrade, as well as lower spend on product and enablers due to phasing. These factors were partially offset by increased spend on customer premises equipment.

•	At September 30, 2018, our Fully-swapped Borrowing Cost was 6.6% and the average tenor of debt (excluding vendor financing) was approximately 5.2 years.

•
Based on our results for Q3 2018, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 4.15x, calculated in accordance with the indenture governing the senior secured notes.

•
At September 30, 2018, we had maximum undrawn commitments of $185 million (CLP 122 billion) and CLP 30 billion. At September 30, 2018, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the September 30, 2018 compliance reporting requirements.

•
In October 2018, VTR redeemed $140 million (CLP 92 billion) of aggregate principal amount of the VTR Finance Senior Secured Notes for total consideration of $147 million (CLP 100 billion at October 18, 2018), including (i) the 103% redemption price and (ii) accrued and unpaid interest on the redeemed notes.

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2018	2017
Organic RGU Net Additions (Losses)
Basic video	(1,700)	(3,100)
Enhanced video	5,600	6,700
Total video	3,900	3,600

Internet	17,600	21,100
Telephony	(18,300)	(5,700)
Total organic RGU net additions	3,200	19,000

Mobile postpaid	9,400	13,400
Mobile prepaid	100	(200)
Total organic mobile net additions	9,500	13,200

Fixed-line Customer Relationships
Organic customer net additions	12,900	19,800
RGUs per customer relationship	2.00	2.06

ARPUs
Fixed ARPU per customer relationship	CLP 33,670	CLP 33,630

Mobile ARPU per mobile subscriber
Excluding interconnect revenue	CLP 14,082	CLP 15,760
Including interconnect revenue	CLP 15,314	CLP 16,747
Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2018 and 2017.

	Three months ended September 30,		Rebased (1)	Nine months ended September 30,		Rebased (1)
	2018	2017	Change	2018	2017	Change
	CLP in billions, except % amounts
Revenue	163.2	155.5	4.9%	483.7	459.1	5.4%

Segment OCF	66.4	62.9	5.7%	194.9	184.1	5.9%

Operating income	43.1	40.0		128.2	113.8
Share-based compensation expense	0.7	0.4		1.5	1.6
Related-party fees and allocations	2.5	2.1		6.2	7.1
Depreciation and amortization	18.7	18.4		54.4	55.9
Impairment, restructuring and other operating items, net	1.4	2.0		4.6	5.7
Segment OCF	66.4	62.9		194.9	184.1

Segment OCF as a percentage of revenue	40.7%	40.5%		40.3%	40.1%

Operating income as a percentage of revenue	26.4%	25.7%		26.5%	24.8%

(1)	Reflects the impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	CLP in billions, except % amounts

Customer Premises Equipment	17.6	15.1	56.3	54.1
New Build & Upgrade	3.8	6.0	13.6	17.1
Capacity	2.7	3.1	10.5	10.0
Baseline	3.5	4.2	12.6	11.8
Product & Enablers	4.7	6.2	10.3	9.8
Property and equipment additions	32.3	34.6	103.3	102.8

Assets acquired under capital-related vendor financing arrangements	(1.2)	(8.2)	(19.6)	(30.8)
Assets acquired under capital leases	—	—	—	(0.2)
Changes in liabilities related to capital expenditures	2.0	1.0	2.6	(13.9)
Total capital expenditures	33.1	27.4	86.3	57.9

Property and equipment additions as % of revenue	19.8%	22.3%	21.4%	22.4%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's third-party debt, capital lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2018		2018
	Borrowing currency in millions	CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	919.6	916.1
Term Loan Facility B-1 due 2023 (ICP(1)+ 3.80%)(2)	CLP 140,900.0	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100.0	33.1	33.1
Revolving Credit Facility A due 2023 (TAB(3)+3.35%)	CLP 30,000.0	—	—
Revolving Credit Facility B due 2024 (LIBOR + 2.75%)(4)	$185.0	—	—
Vendor Financing		66.6	67.5
Capital lease obligations		0.3	0.4
Total third-party debt and capital lease obligations		1,160.5	1,158.0
Deferred financing costs		(17.1)	(13.4)
Total carrying amount of third-party debt and capital lease obligations		1,143.4	1,144.6
Less: cash and cash equivalents		68.1	233.0
Net carrying amount of third-party debt and capital lease obligations		1,075.3	911.6

Exchange rate (CLP to $)		656.9	654.4

(1)	Índice de Cámara Promedio rate.

(2)
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

(3)	Tasa Activa Bancaria rate.

(4)	Includes a $1.0 million credit facility that matures on May 23, 2023.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities, including network upgrade and expansion opportunities; our expectations with respect to VTR's ability to add fixed-line telephony RGUs; our expectations with respect to property and equipment additions as a percentage of revenue; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean and our continued recovery efforts; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Latin America’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America Ltd. (“Liberty Latin America”) is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B). For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Subscriber Tables

	Consolidated Operating Data — September 30, 2018
				Video
	Homes Passed	Two-way Homes Passed	Fixed-Line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	545,900	545,900	175,400	—	58,100	23,600	81,700	111,300	123,700	316,700	1,601,300
Jamaica	489,600	479,600	243,300	—	115,400	—	115,400	183,800	192,900	492,100	919,300
The Bahamas	128,900	128,900	48,600	—	6,800	—	6,800	26,400	47,000	80,200	228,300
Trinidad and Tobago	322,800	322,800	154,900	—	107,400	—	107,400	127,700	61,500	296,600	—
Barbados	124,700	124,700	84,000	—	20,000	—	20,000	63,200	74,100	157,300	121,000
Other[2]	362,800	343,000	211,300	11,100	67,000	—	78,100	133,800	101,000	312,900	394,500
C&W total	1,974,700	1,944,900	917,500	11,100	374,700	23,600	409,400	646,200	600,200	1,655,800	3,264,400

VTR	3,504,400	3,048,400	1,462,700	60,900	1,027,300	—	1,088,200	1,251,900	585,700	2,925,800	245,800

	Organic Subscriber Variance Table — September 30, 2018 vs June 30, 2018
Organic Change Summary:				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	—	—	(800)	—	4,100	(1,700)	2,400	1,600	(1,600)	2,400	(25,700)
Jamaica	4,400	4,400	2,300	—	4,800	—	4,800	3,600	4,600	13,000	(6,400)
The Bahamas	—	—	(200)	—	100	—	100	—	(300)	(200)	(12,400)
Trinidad and Tobago	1,500	1,500	(300)	—	(300)	—	(300)	1,000	3,200	3,900	—
Barbados	200	200	(800)	—	700	—	700	(300)	(600)	(200)	900
Other[2]	—	—	500	(200)	(1,300)	—	(1,500)	500	(1,300)	(2,300)	(3,200)
C&W total	6,100	6,100	700	(200)	8,100	(1,700)	6,200	6,400	4,000	16,600	(46,800)

VTR	34,500	48,800	12,900	(1,700)	5,600	—	3,900	17,600	(18,300)	3,200	9,500

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Operating Data - September 30, 2018			Q3 2018 Organic Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,452,300	149,000	1,601,300	(22,300)	(3,400)	(25,700)
Jamaica	902,000	17,300	919,300	(5,600)	(800)	(6,400)
The Bahamas	203,000	25,300	228,300	(11,700)	(700)	(12,400)
Barbados	93,800	27,200	121,000	800	100	900
Other[2]	337,900	56,600	394,500	(2,200)	(1,000)	(3,200)
C&W total	2,989,000	275,400	3,264,400	(41,000)	(5,800)	(46,800)

VTR	6,900	238,900	245,800	100	9,400	9,500

2.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in certain geographies within C&W, including the British Virgin Islands and Dominica, resulting in disruptions to our telecommunications services within these islands. These C&W markets are included in the “Other” category in the accompanying tables. As of September 30, 2018, mobile services have been restored and we are in the final stages of restoring services to our fixed-line customers in these markets. As we are currently in the process of finalizing the subscriber count, which we expect to complete before December 31, 2018, we remain unable to accurately estimate our subscriber numbers as of September 30, 2018. Accordingly, the September 30, 2018 subscriber numbers reflect subscriber amounts as of August 31, 2017, as adjusted through September 30, 2018 for (i) net voluntary disconnects and (ii) disconnects related to customers whose accounts are delinquent. Additionally, for C&W’s Impacted Markets, we are unable to accurately estimate our homes passed numbers as of September 30, 2018.

Glossary
Adjusted Segment EBITDA – The primary measure used by our management to evaluate C&W’s operating performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense (income), income taxes and depreciation, amortization and impairment. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, (iii) related-party fees and allocations, (iv) other acquisition-related items, such as gains and losses on the settlement of contingent consideration, (v) restructuring provisions or provision releases and (vi) equity earnings or losses from affiliates. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings or loss, cash flow from operating activities and other IASB-IFRS measures of income or cash flows. A reconciliation of net earnings or loss to Adjusted Segment EBITDA is presented in the C&W section of this release.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO mobile revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we generally count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
IASB-IFRS – International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB).
Internet and Telephony as % of Two-way Homes Passed – Broadband and telephony penetration is calculated by dividing the number of broadband internet RGUs and telephony RGUs, respectively, by total two-way homes passed.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Carrying Amount of Debt and Capital Lease Obligations – Net debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.
Property and Equipment Additions (or in the case of C&W, property, equipment and intangible asset additions) – Include capital expenditures on an accrual basis, amounts financed under vendor financing or capital/finance lease arrangements and other non-cash additions.
Proportionate Adjusted Segment EBITDA – Equal to Adjusted Segment EBITDA less the noncontrolling interests' share of Adjusted Segment EBITDA.
Proportionate Net Debt (C&W) – Equal to the total net debt less the noncontrolling interests' share of net debt. Our internal decision makers believe proportionate net debt and proportionate Adjusted Segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of C&W’s total net debt and total Adjusted Segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of C&W's wholly-owned and non-wholly-owned operations on a basis that is consistent with C&W's debt structure, in that most of C&W's consolidated debt is not an obligation of C&W's non-wholly-owned subsidiaries. Proportionate Adjusted Segment EBITDA  is not intended to represent the cash that may be distributed to C&W by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of C&W’s proportionate earnings in that Proportionate Adjusted Segment EBITDA does not include all of the costs that are included in net earnings or loss or other IASB-IFRS measures of earnings.

Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF – The primary measure used by our chief operating decision maker and management to evaluate VTR's operating performance. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the VTR section of this release.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Total Capital Expenditures – The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital/finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.
Total Net Debt – Equal to the carrying value of consolidated third-party debt and finance/capital lease obligations, less cash and cash equivalents.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.

Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.